Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Edward J. Gaio Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Reports First Quarter Results

ELMIRA, N.Y., May 09, 2013 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its first quarter ended March 31, 2013.  Hardinge separately announced that it has entered into a definitive agreement to acquire the Forkardt Workholding Group from Illinois Tool Works (NYSE:ITW).  The Forkardt companies are leading global providers of high-precision, specialty and customized workholding devices for machine tools. The acquisition is expected to be completed today.

Net sales (“sales”) were $67.2 million in the first quarter of 2013, down $7.5 million from sales of $74.7 million in the prior-year’s first quarter.  When compared with the trailing fourth quarter of 2012, first quarter 2013 sales were down $23.3 million, or 26%.

During the first quarter of 2013 the company had breakeven net income compared with net income of $2.4 million, or $0.21 per diluted share, in the prior-year’s first quarter.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “The first quarter of 2013 represented a slow start to the year as we anticipated it would.  However, we are encouraged that orders have improved by 15% over the fourth quarter of 2012.  Asia appears to be experiencing an improvement in activity and we expect that by the end of the second quarter we will have a good idea of how the year will look for China and the Asia region in general.  In North America, the market has been steady.  While it was encouraging to see that our order levels out of Europe improved from what we experienced last quarter, we continue to expect weaker organic sales in 2013 as a result of the recession there.”

Sales by Region

($ in thousands)

	Quarter Ended

	March 31, 2013		March 31, 2012		December 31, 2012

Sales to Customers in	$	% of Total	$	% Change	$	% Change

North America	24,848	37%	18,621	33%	24,030	3%
Europe	20,996	31%	24,657	(15)%	34,878	(40)%
Asia	21,375	32%	31,372	(32)%	31,652	(32)%
Total	67,219		74,650	(10)%	90,560	(26)%

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

Sales in North America were up $6.2 million over the prior-year period and up $0.8 million over the trailing fourth quarter.  European sales were down by $3.7 million compared with the prior year and by $13.9 million compared with the trailing fourth quarter on lower sales across all product lines, particularly grinding machines.  The economic recession in Europe continues to have a negative impact on sales.  First quarter sales in Asia decreased by $10.0 million compared with the prior-year period on lower grinding sales due to reduced order levels from Asia during 2012.  Compared with the trailing fourth quarter, Asia sales were down $10.3 million on lower order levels in 2012 and the impact of the Chinese New Year Spring Festival in February.  The economic weakness experienced in Asia during 2012, which has shown signs of recovery in 2013, impacted sales to that region in the first quarter of 2013.

Fluctuations in Hardinge’s sales in total and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Margins Reflect Lower Sales

Gross profit was $19.0 million, or 28.2% of sales, in the first quarter of 2013 compared with $21.2 million, or 28.4% of sales, in the same period of the prior year, and gross profit of $27.7 million, or 30.6% of sales, in the trailing fourth quarter of 2012.  Changes to first quarter 2013 gross profit when compared with the prior-year period were primarily the result of lower sales volume and product mix.

Selling, general and administrative (“SG&A”) expense in the 2013 first quarter was up by $0.6 million to $18.2 million, or 27.1% of sales, compared with $17.6 million, or 23.6% of sales, in the prior-year’s first quarter.  The increase in SG&A compared with the prior-year period was due to $0.6 million of costs related to the Forkardt acquisition and incremental SG&A related to the Usach acquisition, completed in the fourth quarter of 2012.

Income from operations in the first quarter of 2013 was $0.5 million, down 87% from $3.4 million during the prior-year’s first quarter.  As a percentage of sales, income from operations was 0.7%, a 3.8 point decrease from the same period of the prior year.  Compared with the trailing fourth quarter, income from operations declined by $6.0 million, from $6.5 million, and operating income as a percent of sales declined by 6.5 points.  The decrease in income from operations when compared with the prior-year period and trailing fourth quarter was primarily due to lower sales volume.

Solid Balance Sheet

Cash and cash equivalents at March 31, 2013 decreased by $7.5 million to $19.4 million compared with $26.9 million at December 31, 2012, and decreased by $2.8 million from $22.2 million at March 31, 2012.  Decreased cash compared with December 31, 2012 was driven by increased working capital requirements due to timing of payments in the first quarter of 2013.  Capital expenditures in 2013 are expected to be in the $4.0 to $5.0 million range for general maintenance expenditures.

Cash used in operations was $6.7 million in the first quarter of 2013, compared with $3.5 million of cash used in the prior-year period.

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

Orders by Region

($ in thousands)

	Quarter Ended

	March 31, 2013		March 31, 2012		December 31, 2012

Orders from Customers in	$	% of Total	$	% Change	$	% Change

North America	17,448	26%	20,699	(16%)	17,410	0%
Europe	22,824	34%	29,796	(23%)	19,937	14%
Asia	26,499	40%	30,867	(14%)	20,968	26%
Total	66,771		81,362	(18%)	58,315	15%

Net orders (“orders”) during the quarter were $66.8 million, a decrease of $14.6 million when compared with the first quarter of 2012.  Sequentially, orders were up $8.5 million from the trailing fourth quarter of 2012.

Compared with the prior-year period, first quarter 2013 orders declined $3.3 million in North America as U.S. based distributors continued to manage their inventories to a lower level.  In Europe, orders declined when compared with the prior-year period as the recession has negatively impacted demand, however were up by $2.9 million from the trailing fourth quarter.  Orders in Asia declined by $4.4 million in the first quarter compared with the prior year, but were up $5.5 million compared with the fourth quarter of 2012 due to improving activity levels in China.  The Company’s order backlog at March 31, 2013 was $122.9 million.

Outlook

Mr. Simons noted, “We are encouraged by our positive momentum in Asia and believe that we will be able to capture a greater share of the growth there with our recently upgraded facility in China.  Our long term growth strategy will continue to be based on both organic expansion and acquisitions, such as Usach and Forkardt, which help to broaden our product base and improve our margin profile.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. Eastern Time.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, May 16, 2013.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 412301.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable equipment Hardinge produces.  With approximately 75% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

HARDINGE INC. AND SUBSIDIARIES

Consolidated statements of operations

(in thousands except per share data)

	Quarter Ended
	March 31,
	2013	2012
	(unaudited)

Net sales	$67,219	$74,650
Cost of sales	48,246	53,461
Gross profit	18,973	21,189
Gross profit margin	28.2%	28.4%

Selling, general and administrative expenses	18,245	17,599
Gain on sale of assets	(42)	(2)
Other expense	318	204
Income from operations	452	3,388
Operating margin	0.7%	4.5%

Interest expense	205	140
Interest income	(15)	(24)
Income before income taxes	262	3,272

Income tax expense	222	829
Net income	$40	$2,443

Basic earnings per share	$-	$0.21

Diluted earnings per share	$-	$0.21

Cash dividends declared per share	$0.02	$0.02

Weighted avg. shares outstanding: Basic	11,660	11,524
Weighted avg. shares outstanding: Diluted	11,743	11,557

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$19,407	$26,855
Restricted cash	2,729	2,634
Accounts receivable, net	47,837	51,871
Inventories, net	125,235	128,000
Other current assets	13,413	12,580
Total current assets	208,621	221,940

Property, plant and equipment, net	68,690	71,035
Goodwill and other intangible assets, net	29,782	30,321
Other non-current assets	2,475	2,358
Total non-current assets	100,947	103,714
Total assets	$309,568	$325,654

Liabilities and shareholders’ equity
Accounts payable	$23,152	$27,779
Notes payable to bank	13,120	11,500
Accrued expenses	22,076	29,307
Customer deposits	19,009	15,720
Accrued income taxes	2,422	3,952
Deferred income taxes	2,878	2,980
Current portion of long-term debt	3,333	2,873
Total current liabilities	85,990	94,111

Long-term debt	3,883	5,616
Pension and postretirement liabilities	48,967	50,312
Deferred income taxes	3,273	3,431
Other liabilities	10,623	10,977
Total non-current liabilities	66,746	70,336

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	113,991	114,072
Retained earnings	81,766	81,961
Treasury shares	(9,192)	(9,442)
Accumulated other comprehensive loss	(29,858)	(25,509)
Total shareholders' equity	156,832	161,207
Total liabilities and shareholders’ equity	$309,568	$325,654

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Hardinge Inc. Reports First Quarter Results
May 9, 2013

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended March 31,
	2013	2012
	(unaudited)
Operating activities
Net income	$40	$2,443
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,981	1,743
Debt issuance amortization	22	52
Provision for deferred income taxes	143	981
Gain on sale of assets	(42)	(2)
Unrealized intercompany foreign currency transaction (gain) loss	(595)	427
Changes in operating assets and liabilities:
Accounts receivable	3,231	14,108
Inventories	(211)	(8,447)
Other assets	(1,467)	(295)
Accounts payable	(4,061)	(5,564)
Customer deposits	3,477	676
Accrued expenses	(9,109)	(9,505)
Accrued postretirement benefits	(100)	(124)
Net cash used in operating activities	(6,691)	(3,507)

Investing activities
Capital expenditures	(851)	(2,113)
Proceeds on sale of assets	69	-
Net cash used in investing activities	(782)	(2,113)

Financing activities
Net proceeds from short-term notes payable to bank	1,762	5,588
Repayments of long-term debt	(1,117)	324
Dividends paid	(233)	(233)
Other financing activities	-	(49)
Net cash provided by financing activities	412	5,630

Effect of exchange rate changes on cash	(387)	460
Net (decrease) increase in cash	(7,448)	470
Cash and cash equivalents at beginning of period	26,855	21,736
Cash and cash equivalents at end of period	$19,407	$22,206

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